Exhibit 99.1
TranS1 Appoints Joseph P. Slattery to Board of Directors
WILMINGTON, NC — December 3, 2007 (PRIME NEWSWIRE) — TranS1 Inc. (NASDAQ: TSON), a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease affecting the lower lumbar region of the spine, today announced that it has appointed Joseph P. Slattery to serve on its Board of Directors. Mr. Slattery has also been appointed to serve as the Chairman of the Company’s Audit Committee. Jon Osgood, the current Chairman of the Audit Committee will remain on the Company’s Board and as a member of the Audit Committee.
“TranS1 is fortunate to add a Director of Joe Slattery’s caliber. His broad financial and business experience with a high growth, publicly traded medical firm focused on delivering advanced patient care will clearly benefit our company going forward”, stated Rick Randall, CEO of TranS1 Inc. “I would like to extend our sincere gratitude to Jon Osgood for his work in establishing the Audit Committee and serving as Chairman from it’s formation through our Initial Public Offering to Joe’s appointment.”
Mr. Slattery currently serves on the board of Micromet, Inc. He served as Senior Vice President and Chief Financial Officer of Digene Corporation, which was acquired by Qiagen, N.V. in July 2007. He had joined Digene in 1996 as its Controller prior to its initial public offering, assumed the position of Senior Vice President of Finance and Information Systems in 2002, and was promoted to Chief Financial Officer in October 2006. Before joining Digene, Mr. Slattery served as an audit manager at KPMG and as a staff auditor at Ernst & Young. He holds a B.S. degree in accounting from Bentley College and is a certified public accountant.
About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease affecting the lower lumbar region of the spine. TranS1 currently markets two single-level fusion products, the AxiaLIF® and the AxiaLIF 360º™, in the U.S. and Europe. In addition the company currently markets a two-level fusion product, the AxiaLIF 2L™, in Europe. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.
Contact:
TranS1 Inc.
Investors:
Michael Luetkemeyer, Chief Financial Officer
910-332-1700
mluetkemeyer@trans1.com
Westwicke Partners
Mark Klausner
410-321-9651
mark.klausner@westwickepartners.com